Exhibit 99.6

CONSENT OF DIRECTOR NOMINEE

In accordance with Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a director nominee and impending board member of Cnova N.V. (the “Company”) in the Company’s Registration Statement on Form F-1 and in all amendments (including post-effective amendments) thereto.

Dated: October 31, 2014

/s/ Bernard Oppetit
Name:	Bernard Oppetit